Exhibit (a)(1)(E)
FORM OF FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION
TIME FOR OFFER NON-PARTICIPANTS)

FORM OF FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION
TIME FOR OFFER NON-PARTICIPANTS)

To:	[Name]

From:	Newpark Resources, Inc.

Subject:	Final Election Confirmation Statement (Post-Expiration Time for Offer Non-Participants)
     This notice is to information you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offer to Amend”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend.
     You have elected not to amend the Eligible Portion(s) of your Eligible Option(s) described below. As a result, the Eligible Portion(s) of your Eligible Option(s) will not be amended to reflect the applicable Corrected Exercise Price(e) and you are not eligible for any Cash Payment.

				Elect to
				Amend		Cash
Eligible			Shares	Entire Eligible	Corrected	Payment
Option		Original	Subject	Portion &	Exercise Price	(Aggregate
(Grant	Original Date	Option	to Eligible	Receive Cash	for Eligible	Price
Number)	of Grant	Exercise Price ($)	Portion (#)	Payment	Portion ($)	Differential) ($)
		$		No	Not Applicable	$0.00
		$		No	Not Applicable	$0.00
		$		No	Not Applicable	$0.00
		$		No	Not Applicable	$0.00
		$		No	Not Applicable	$0.00
		$		No	Not Applicable	$0.00
     We strongly encourage you to print a copy of this page and keep it for your records.
     This Final Election Confirmation Statement and the Offer to Amend reflect the entire agreement between you and Newpark with respect to the Offer.